Ex. T3A.4
CERTIFICATE OF INCORPORATION

OF

B.S. Acquisition Corp.

_____

To:       The Secretary of State
State of New Jersey

Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being organized thereunder, certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is B.S. Acquisition Corp.

SECOND: The corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, and, in addition and without limiting the generality of the foregoing, for the following purpose or purposes:

To own and hold the stock and assets of other companies and license use of any assets it may own.

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or sub-

division thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants, and concessions.

To have all of the powers conferred upon corporations organized under the New Jersey Business Corporation Act.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 100, all of which are without par value, and all of which are of the same class.

FOURTH: The address, including street, number, city, and county, of the registered office of the corporation in the State of New Jersey is 830 Bear Tavern Road, West Trenton, New Jersey 08628 and the name of the registered agent of the corporation in the State of NJ at such address is The Prentice-Hall Corporation System, Inc.

FIFTH: The number of directors constituting the first Board of Directors of the corporation is three; and the name and the address of the persons who is are to serve as the first directors of the corporation are as follows:

NAME	ADDRESS
Aaron D. Spencer	100 Charles Park Rd. W. Roxbury, MA 02132
Craig S. Miller	100 Charles Park Rd. W. Roxbury, MA 02132
Robert M. Brow	100 Charles Park Rd. W. Roxbury, MA 02132
SIXTH: The name and the address of the incorporator. are as follows:

NAME	ADDRESS
Amy Johnson	84 State Street Boston, MA 02109

SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors.

2. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

3. The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the New Jersey Business Corporation Act and by any other applicable provision of law.

4. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by subsection 14A:2-7 of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

EIGHTH:

The shareholders shall not have preemptive rights.

NINTH: The duration of the corporation is to be perpetual.

Signed on  ___________________

/s/ Amy Johnson
Amy Johnson, Incorporator